 Exhibit 15. 1

Elektros, Inc. (OTC: ELEK) Orders its First Electric Vehicles, Known as Elektros Sonic

March 1, 2022

SUMMARY:

Elektros Inc. (OTC: ELEK), an emerging company in the electric vehicle industry, is thrilled to announce that the company has signed a contract with Jiangsu Jinpeng Group Co., LTD to produce and deliver their first batch of Elektros Sonic branded vehicles to the United States. The two companies see synergy in providing affordable and accessible electric vehicles to the common people of the world.

SUNNY ISLES BEACH, FL / ACCESSWIRE / March 1, 2022 / Elektros Inc. announced today that the company has finalized a contract with Jiangsu Jinpeng Group Co., LTD to produce the company’s first batch of electric vehicles which will be known as Elektros Sonic. With the production of Elektros Sonic vehicles underway, the company is confident in their position and looks forward to getting the electric vehicles crash test approved by the U.S. Department of Transportation.

Elektros Inc. looks forward to building a tight-knit relationship with Jinpeng Group- a large manufacturer based out of China that specializes in the development and production of various electric vehicles. Upon receiving the Elektros Sonic vehicles, Elektros Inc. will submit them to be crash test approved before ordering the Elektros Sonic vehicles by the thousands. This marks the first step in Elektros’ mission to give consumers a more economical option in obtaining an electric vehicle.

With the need for electric vehicles on the rise, Elektros expects significant consumer demand and will prepare accordingly with Jinpeng Group once the Elektros Sonic vehicles are cleared by the US Department of Transportation.

About Elektros, Inc.

Elektros is an American electric vehicle company that innovates mobility solutions for consumers and businesses. The automotive landscape faces existential disruption over the next decade to reach carbon neutrality. Elektros addresses this paradigm shift with mobility technologies that support sustainability for a transformative user experience. Elektros aims to present a compelling and completely new electric vehicle experience to consumers beginning as early as 2023. The company plans a product unveiling in early 2022.

Cautionary Language Concerning Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential," and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Elektros, Inc.'s products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Elektros Inc.'s filings with the United States Securities and Exchange Commission. Examples of such forward-looking statements in this release include statements regarding future sales, costs, and market acceptance of products as well as regulatory actions at the State or Federal level. For a more detailed description of the risk factors and uncertainties affecting Elektros Inc., please refer to the Company's Securities and Exchange Commission filings, which are available at www.sec.gov. Elektros, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Elektros, Inc. IR and Media Inquiries
Email:  ElektrosInc@gmail.com
Website: Elek.World

SOURCE: Elektros, Inc.